Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-13146 on Form F-3 of our report dated 15 March 2007, relating to the consolidated financial statements of Abbey National plc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the nature and effect of differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America), appearing in this Annual Report on Form 20-F of Abbey National plc for the year ended 31 December 2006.
Deloitte & Touche LLP
Chartered Accountants and Registered Auditors
London, England
15 March 2007